Exhibit 99.2

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Appoints Jim Ousley as Chief Executive Officer

Company Ends CEO Search

ST. LOUIS, March 8, 2010 – SAVVIS, Inc. (Nasdaq: SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today announced that board chair and interim CEO James E. Ousley will serve as its chief executive officer. As a result, the company’s board of directors has ended its search for a new CEO.

“The experience that we’ve had with Jim serving as interim CEO over the past two months has led the board to conclude that we already have the ideal candidate in the chief executive role,” said Dr. James P. Pellow, chairman of the board’s corporate governance committee. “The same confidence in Jim that caused us to put him in the leadership position during the management transition has led us to ask him to take on the role on a regular, full-time basis, and we are very pleased that he has accepted. Jim has demonstrated a strong ability to work with the management team and has already exhibited the strategic vision and tactical sense required to effectively implement Savvis’ plans for the future and to aid in the company’s ability to grow and expand.”

“I’m excited about this new chapter in my career and pleased with the confidence the board of directors has shown in my ability to lead Savvis,” said Jim Ousley, chief executive officer. “As Savvis’ new CEO, I’m looking forward to building on our strong foundation and providing increased value to our customers, employees and shareholders.”

Prior to assuming the role of interim CEO in January 2010, Jim Ousley had served as non-executive chairman of Savvis since May 2006 and as a director since April 2002. In 2001, he was a founder of Vytek Wireless Corporation and was president, chief executive officer and a director until 2004. In addition, Ousley previously served as CEO and president of Syntegra Inc. (USA), a wholly-owned subsidiary of BT Group. He also served as president and CEO of Control Data Systems, prior to its acquisition by Syntegra. Ousley also held various executive roles at Control Data Corporation (Ceridian Corporation) in global sales and marketing, mergers and acquisitions, and business development. Throughout his career he has helped form and direct numerous IT product and service joint ventures in the U.S., Asia, India and Europe. Ousley is a seasoned executive with more than 35 years of experience leading global technology companies. He currently serves on the boards of ActivIdentity Corp., Bell Microproducts, Inc. and Datalink, Inc.

About Savvis

Savvis, Inc. (Nasdaq: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. More than 2,500 unique customers, including 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit savvis.net.

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